AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE


                       AMCAST ANNOUNCES MANAGEMENT CHANGE



DAYTON, OHIO, July 15, 2003 - Amcast Industrial Corporation (AICO.OB) today announced that Joseph R. Grewe, who has served since April 8, 2002 as the Company's President and Chief Operating Officer, and as a member of the Board of Directors, has been elected to the position of Chief Executive Officer effective immediately.

Byron Pond, who has served as Chairman of the Board and Chief Executive will remain as Chairman. Mr. Pond's contract terminates in February 2004. He has advised the Board that he is willing to continue to serve beyond that date if they so desire.

In commenting on the management change, Mr. Pond said, "This leadership change is consistent with the Board's succession plan that was developed when I joined the company in 2001. The timing of the change will allow a smooth transition of the Chief Executive Officer's responsibilities prior to the expiration of my employment agreement in February 2004. Joe has demonstrated his strategic, operational and leadership capabilities during the past fifteen months, and the Board is confident that he is fully qualified to assume the responsibilities of the Chief Executive Officer at this time."

In accepting his new role, Mr. Grewe stated, " I appreciate the vote of confidence from the Board of Directors. The past fifteen months has been a very challenging period for the Amcast organization, and while we are pleased to have achieved many of our objectives during the period, there is still a lot of work to do before the Amcast turnaround is complete. The Engineered Products division has gained substantial


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momentum and is now operating at very competitive levels and we are grateful for the patience shown by our customers, the support of our many suppliers and the loyalty of our associates during this time. Now, we shall be focusing on an aggressive restructuring of the company's Flow Control business where the marketplace has changed significantly. I look forward to working with my associates while carrying on with the many improvement initiatives that Mr. Pond launched during his tenure as CEO."

A spokesperson for the Board stated, "The Board appreciates the high degree of teamwork and effectiveness that the senior management has demonstrated as they have successfully guided the company through some of the most difficult situations in its long history. They have charted and launched bold new strategies for the company, and we have full confidence that Joe will continue to achieve the same level of progress that Byron demonstrated during his tenure as Chief Executive Officer. We are also pleased that Byron has agreed to remain as Chairman of the Board for the foreseeable future. This bodes well for the company and all of its stakeholders."






Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national distribution channels and Engineered Components for original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.


This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, price pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, inherent uncertainties in connection with international transactions and foreign currency fluctuations, and labor availability and relations at the company and its customers, and the impact of war with Iraq and homeland security measures.

Contact--
Media and Investors:  Michael Higgins 937/291-7015